UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 27, 2009
PAREXEL International Corporation

(Exact name of registrant as specified in charter)

Massachusetts	000-21244	04-2776269

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

195 West Street, Waltham, Massachusetts	02451

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 487-9900
200 West Street, Waltham, Massachusetts 02451

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations for the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On October 27, 2009, PAREXEL International Corporation announced its financial results for the fiscal quarter ended September 30, 2009. The full text of the press release issued in connection with the announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K. The information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 2.05. Costs Associated with Exit or Disposal Activities.
     On October 27, 2009, the Company adopted a plan to restructure its operations to reduce expenses, better align costs with current and future geographic sources of revenue, and improve operating efficiencies. These actions are expected to result in a pre-tax charge of approximately $30 million in the quarter ending December 31, 2009. The charge is primarily related to expenses to be incurred in connection with the consolidation or closure of certain offices, the elimination of approximately 4% of current employment positions, and certain other one-time costs. The Company anticipates that it will substantially complete restructuring activities by June 30, 2010. The charges will include approximately $7 million in costs related to the abandonment of certain property leases, approximately $22 million in employee separation benefits, and approximately $1 million in other one-time costs. The Company expects a majority of the $30 million charge to be paid out in the second half of Fiscal Year 2010, with the remainder to be paid out over several years, in the form of cash expenditures. The Company expects the charge to result in annual pre-tax savings of approximately $21 million when completed.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press release dated October 27, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2009	PAREXEL International Corporation
	By:	/s/ James F. Winschel, Jr.
James F. Winschel, Jr.
Senior Vice President and Chief Financial Officer